UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 12, 2008 deltathree, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-28063	13-4006766
(Commission File Number)	(IRS Employer Identification No.)

75 Broad Street, New York, NY	10004
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 500-4850

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed in the Form 8-K filed by deltathree, Inc. (the “Company”) on February 4, 2008, Lior Samuelson was appointed Chairman of the Board of Directors of the Company on February 1, 2008. Simultaneous with his appointment to the position of Chairman of the Board Mr. Samuelson resigned from his position as a member of the Audit Committee of the Board of Directors. As a result, the Audit Committee currently consists of only two members.

On February 4, 2008, the Company notified The Nasdaq Stock Market (“Nasdaq”) that it is no longer in compliance with Nasdaq Marketplace Rule 4350(d)(2) (“Rule 4350(d)(2)”), which requires an issuer’s audit committee to consist of at least three members (each of whom must satisfy certain requirements). On February 8, 2008, the Company received a deficiency letter from Nasdaq regarding the Company’s noncompliance with Rule 4350(d)(2). Pursuant to Nasdaq Marketplace Rule 4350(d)(4), Nasdaq has provided the Company a cure period until the earlier of the next annual meeting of the stockholders of the Company or February 1, 2009 (unless the next annual stockholders’ meeting is held earlier than July 30, 2008, in which case until no later than July 30, 2008) to fill the vacancy on the audit committee. The Board of Directors is working to identify and appoint a candidate who, amongst other things, possesses the qualifications necessary to satisfy the applicable Marketplace Rule requirements for serving on the audit committee. The Company expects that this process will be completed, and a candidate appointed to the audit committee, prior to the next annual meeting of the stockholders.

The Company issued a press release pursuant to Nasdaq Marketplace Rule 4803 on February 11, 2008. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Document
99.1	Press Release issued by the Company dated February 11, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTATHREE, INC.

By:  /s/ Peter Friedman

Name:  Peter Friedman
Title:    General Counsel and Secretary

Dated: February 12, 2008